                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                               EDMARK CORPORATION

       -----------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
       -----------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   281094 20 1

       -----------------------------------------------------------------

                                 (CUSIP NUMBER)

                                MICHAEL S. CURRY
                        KLEINER PERKINS CAUFIELD & BYERS
                               2750 SAND HILL ROAD
                   MENLO PARK, CALIFORNIA 94025 (415) 233-2750
       -----------------------------------------------------------------
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                FEBRUARY 2, 1996
       -----------------------------------------------------------------
                      (DATE OF EVENT WHICH REQUIRES FILING
                               OF THIS STATEMENT)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

         Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 21 Pages
                       Exhibit Index Contained on Page 18

CUSIP NO. 281094 20 1             13D                 Page 2 of 21 Pages

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Kleiner Perkins Caufield & Byers VI,
                 L.P., a California limited partnership
                 ("KPCB VI")
                 94-3517816
--------------------------------------------------------------------------------
     2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)/ / (b)/X/
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*                                                   WC

--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /

--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER       -0-

                             ---------------------------------------------------
               NUMBER        8    SHARED VOTING POWER
                 OF                                       387,566
               SHARES        ---------------------------------------------------
            BENEFICIALLY     9    SOLE DISPOSITIVE POWER  -0-
           OWNED BY EACH
             REPORTING       ---------------------------------------------------
               PERSON        10   SHARED DISPOSITIVE POWER
                WITH                                      387,566
--------------------------------------------------------------------------------
     11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                                         387,566
--------------------------------------------------------------------------------
     12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
     13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                 5.9%
--------------------------------------------------------------------------------
     14    TYPE OF REPORTING PERSON*                                          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 281094 20 1             13D                 Page 3 of 21 Pages

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 KPCB VI Founders Fund, L.P., a California limited partnership ("KPCB Founders Fund")
                 94-3159695
--------------------------------------------------------------------------------
     2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)/ / (b)/X/
--------------------------------------------------------------------------------
     3     SEC USE ONLY
--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*                                                   WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER       -0-

                             ---------------------------------------------------
               NUMBER        8    SHARED VOTING POWER
                 OF                                       59,454
               SHARES        ---------------------------------------------------
            BENEFICIALLY     9    SOLE DISPOSITIVE POWER  -0-
           OWNED BY EACH
             REPORTING       ---------------------------------------------------
               PERSON        10   SHARED DISPOSITIVE POWER
                WITH                                      59,454
--------------------------------------------------------------------------------
     11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                                          59,454
--------------------------------------------------------------------------------
     12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
     13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                0.90%
--------------------------------------------------------------------------------
     14    TYPE OF REPORTING PERSON*                                          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 281094 20 1             13D                 Page 4 of 21 Pages

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 KPCB VI Associates, L.P., a California limited partnership
                 ( "KPCB VI Associates ")    94-3158010
--------------------------------------------------------------------------------
     2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)/ / (b)/X/
--------------------------------------------------------------------------------
     3     SEC USE ONLY
--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*                                                   WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER       -0-

                             ---------------------------------------------------
               NUMBER        8    SHARED VOTING POWER
                 OF                   447,020 shares of which 387,566 shares are
               SHARES                 directly owned by KPCB VI and 59,454
            BENEFICIALLY              shares are directly owned by KPCB Founders
           OWNED BY EACH              Fund. KPCB VI Associates is the general
             REPORTING                partner of KPCB VI and KPCB Founders Fund.
               PERSON        ---------------------------------------------------
                WITH         9    SOLE DISPOSITIVE POWER  -0-

                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                      447,020 shares of which 387,566 shares are
                                      directly owned by KPCB VI and 59,454
                                      shares are directly owned by KPCB Founders
                                      Fund. KPCB VI Associates is the general
                                      partner of KPCB VI and KPCB Founders Fund.
--------------------------------------------------------------------------------
     11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                                         447,020
--------------------------------------------------------------------------------
     12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
     13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                 6.8%
--------------------------------------------------------------------------------
     14    TYPE OF REPORTING PERSON*                                          PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 281094 20 1             13D                 Page 5 of 21 Pages

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Brook H. Byers     ###-##-####
--------------------------------------------------------------------------------
     2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)/ / (b)/X/
--------------------------------------------------------------------------------
     3     SEC USE ONLY
--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*                                                   WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
                United States Citizen
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER       -0-

                             ---------------------------------------------------
               NUMBER        8    SHARED VOTING POWER
                 OF                   447,020 shares of which 387,566 shares are
               SHARES                 directly owned by KPCB VI and 59,454
            BENEFICIALLY              shares are directly owned by KPCB Founders
           OWNED BY EACH              Fund. KPCB VI Associates is the general
             REPORTING                partner of KPCB VI and KPCB Founders Fund.
               PERSON                 Mr. Byers is a general partner of KPCB VI
                WITH                  Associates.
                             ---------------------------------------------------
                             9    SOLE DISPOSITIVE POWER  -0-

                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                      447,020 shares of which 387,566 shares are
                                      directly owned by KPCB VI and 59,454
                                      shares are directly owned by KPCB Founders
                                      Fund. KPCB VI Associates is the general
                                      partner of KPCB VI and KPCB Founders Fund.
                                      Mr. Byers is a general partner of KPCB VI
                                      Associates.
--------------------------------------------------------------------------------
     11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                                         447,020
--------------------------------------------------------------------------------
     12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
     13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                 6.8%
--------------------------------------------------------------------------------
     14    TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 281094 20 1             13D                 Page 6 of 21 Pages

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Vinod Khosla       ###-##-####
--------------------------------------------------------------------------------
     2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)/ / (b)/X/
--------------------------------------------------------------------------------
     3     SEC USE ONLY
--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*                                                   WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
                United States Citizen
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER       -0-

                             ---------------------------------------------------
               NUMBER        8    SHARED VOTING POWER
                 OF                   447,020 shares of which 387,566 shares are
               SHARES                 directly owned by KPCB VI and 59,454
            BENEFICIALLY              shares are directly owned by KPCB Founders
           OWNED BY EACH              Fund. KPCB VI Associates is the general
             REPORTING                partner of KPCB VI and KPCB Founders Fund.
               PERSON                 Mr. Khosla is a general partner of KPCB VI
                WITH                  Associates.
                             ---------------------------------------------------
                             9    SOLE DISPOSITIVE POWER  -0-

                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                      447,020 shares of which 387,566 shares are
                                      directly owned by KPCB VI and 59,454
                                      shares are directly owned by KPCB Founders
                                      Fund. KPCB VI Associates is the general
                                      partner of KPCB VI and KPCB Founders Fund.
                                      Mr. Khosla is a general partner of KPCB VI
                                      Associates.
--------------------------------------------------------------------------------
     11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                                         447,020
--------------------------------------------------------------------------------
     12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
     13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                 6.8%
--------------------------------------------------------------------------------
     14    TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 281094 20 1             13D                 Page 7 of 21 Pages

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 E. Floyd Kvamme      ###-##-####
--------------------------------------------------------------------------------
     2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)/ / (b)/X/
--------------------------------------------------------------------------------
     3     SEC USE ONLY
--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*                                                   WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
                United States Citizen
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER       -0-

                             ---------------------------------------------------
               NUMBER        8    SHARED VOTING POWER
                 OF                   447,020 shares of which 387,566 shares are
               SHARES                 directly owned by KPCB VI and 59,454
            BENEFICIALLY              shares are directly owned by KPCB Founders
           OWNED BY EACH              Fund. KPCB VI Associates is the general
             REPORTING                partner of KPCB VI and KPCB Founders Fund.
               PERSON                 Mr. Kvamme is a general partner of KPCB VI
                WITH                  Associates.
                             ---------------------------------------------------
                             9    SOLE DISPOSITIVE POWER  -0-

                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                      447,020 shares of which 387,566 shares are
                                      directly owned by KPCB VI and 59,454
                                      shares are directly owned by KPCB Founders
                                      Fund. KPCB VI Associates is the general
                                      partner of KPCB VI and KPCB Founders Fund.
                                      Mr. Kvamme is a general partner of KPCB VI
                                      Associates.
--------------------------------------------------------------------------------
     11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                                         447,020
--------------------------------------------------------------------------------
     12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
     13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                 6.8%
--------------------------------------------------------------------------------
     14    TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 281094 20 1             13D                 Page 8 of 21 Pages

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 L. John Doerr      ###-##-####
--------------------------------------------------------------------------------
     2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)/ / (b)/X/
--------------------------------------------------------------------------------
     3     SEC USE ONLY
--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*                                                   WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
                United States Citizen
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER       -0-

                             ---------------------------------------------------
               NUMBER        8    SHARED VOTING POWER
                 OF                   447,020 shares of which 387,566 shares are
               SHARES                 directly owned by KPCB VI and 59,454
            BENEFICIALLY              shares are directly owned by KPCB Founders
           OWNED BY EACH              Fund. KPCB VI Associates is the general
             REPORTING                partner of KPCB VI and KPCB Founders Fund.
               PERSON                 Mr. Doerr is a general partner of KPCB VI
                WITH                  Associates.
                             ---------------------------------------------------
                             9    SOLE DISPOSITIVE POWER  -0-

                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                      447,020 shares of which 387,566 shares are
                                      directly owned by KPCB VI and 59,454
                                      shares are directly owned by KPCB Founders
                                      Fund. KPCB VI Associates is the general
                                      partner of KPCB VI and KPCB Founders Fund.
                                      Mr. Doerr is a general partner of KPCB VI
                                      Associates.
--------------------------------------------------------------------------------
     11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                                         447,020
--------------------------------------------------------------------------------
     12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
     13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                 6.8%
--------------------------------------------------------------------------------
     14    TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 281094 20 1             13D                 Page 9 of 21 Pages

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Joseph S. Lacob      ###-##-####
--------------------------------------------------------------------------------
     2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)/ / (b)/X/
--------------------------------------------------------------------------------
     3     SEC USE ONLY
--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*                                                   WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
                United States Citizen
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER       -0-

                             ---------------------------------------------------
               NUMBER        8    SHARED VOTING POWER
                 OF                   447,020 shares of which 387,566 shares are
               SHARES                 directly owned by KPCB VI and 59,454
            BENEFICIALLY              shares are directly owned by KPCB Founders
           OWNED BY EACH              Fund. KPCB VI Associates is the general
             REPORTING                partner of KPCB VI and KPCB Founders Fund.
               PERSON                 Mr. Lacob is a general partner of KPCB VI
                WITH                  Associates.
                             ---------------------------------------------------
                             9    SOLE DISPOSITIVE POWER  -0-

                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                      447,020 shares of which 387,566 shares are
                                      directly owned by KPCB VI and 59,454
                                      shares are directly owned by KPCB Founders
                                      Fund. KPCB VI Associates is the general
                                      partner of KPCB VI and KPCB Founders Fund.
                                      Mr. Lacob is a general partner of KPCB VI
                                      Associates.
--------------------------------------------------------------------------------
     11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                                         447,020
--------------------------------------------------------------------------------
     12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
     13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                 6.8%
--------------------------------------------------------------------------------
     14    TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 281094 20 1             13D                 Page 10 of 21 Pages

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Bernard Lacroute     ###-##-####
--------------------------------------------------------------------------------
     2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)/ / (b)/X/
--------------------------------------------------------------------------------
     3     SEC USE ONLY
--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*                                                   WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
                United States Citizen
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER       -0-

                             ---------------------------------------------------
               NUMBER        8    SHARED VOTING POWER
                 OF                   447,020 shares of which 387,566 shares are
               SHARES                 directly owned by KPCB VI and 59,454
            BENEFICIALLY              shares are directly owned by KPCB Founders
           OWNED BY EACH              Fund. KPCB VI Associates is the general
             REPORTING                partner of KPCB VI and KPCB Founders Fund.
               PERSON                 Mr. Lacroute is a general partner of KPCB
                WITH                  VI Associates.
                             ---------------------------------------------------
                             9    SOLE DISPOSITIVE POWER  -0-

                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                      447,020 shares of which 387,566 shares are
                                      directly owned by KPCB VI and 59,454
                                      shares are directly owned by KPCB Founders
                                      Fund. KPCB VI Associates is the general
                                      partner of KPCB VI and KPCB Founders Fund.
                                      Mr. Lacroute is a general partner of KPCB
                                      VI Associates.
--------------------------------------------------------------------------------
     11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                                         447,020
--------------------------------------------------------------------------------
     12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
     13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                 6.8%
--------------------------------------------------------------------------------
     14    TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 281094 20 1             13D                 Page 11 of 21 Pages

--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 James P. Lally       ###-##-####
--------------------------------------------------------------------------------
     2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)/ / (b)/X/
--------------------------------------------------------------------------------
     3     SEC USE ONLY
--------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*                                                   WC
--------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
--------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION
                United States Citizen
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER       -0-

                             ---------------------------------------------------
               NUMBER        8    SHARED VOTING POWER
                 OF                   447,020 shares of which 387,566 shares are
               SHARES                 directly owned by KPCB VI and 59,454
            BENEFICIALLY              shares are directly owned by KPCB Founders
           OWNED BY EACH              Fund. KPCB VI Associates is the general
             REPORTING                partner of KPCB VI and KPCB Founders Fund.
               PERSON                 Mr. Lally is a general partner of KPCB
                WITH                  VI Associates.
                             ---------------------------------------------------
                             9    SOLE DISPOSITIVE POWER  -0-

                             ---------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                      447,020 shares of which 387,566 shares are
                                      directly owned by KPCB VI and 59,454
                                      shares are directly owned by KPCB Founders
                                      Fund. KPCB VI Associates is the general
                                      partner of KPCB VI and KPCB Founders Fund.
                                      Mr. Lally is a general partner of KPCB
                                      VI Associates.
--------------------------------------------------------------------------------
     11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                                         447,020
--------------------------------------------------------------------------------
     12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
           CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
     13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11                 6.8%
--------------------------------------------------------------------------------
     14    TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment is filed by and on behalf of Kleiner Perkins Caufield & Byers VI, L.P., a California Limited Partnership ("KPCB VI"), KPCB VI Founders Fund, L.P., a California Limited Partnership ("KPCB FF"), KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates") and the general partners of KPCB VI Associates (the "General Partners"). It amends the Schedule 13D filed with the Commission by KPCB VI, KPCB FF, KPCB VI Associates, and the General Partners on February 3, 1994 (the "Schedule 13D") for shares of Common Stock of Edmark Corporation held by KPCB VI, KPCB FF, KPCB VI Associates and the General Partners. Capitalized terms not defined herein have the meaning ascribed to them in the Schedule 13D.

         Only those items amended are reported herein.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         Item 5 of the Schedule 13D is hereby amended and restated in full as follows:

     A.  KPCB VI Associates, a California Limited Partnership

         1.  Amount Beneficially Owned: 447,020
             Percent of Class: 6.8%
         2.  Number of shares as to which such person has:
             a.  Sole power to vote or to direct vote: -0-
             b.  Shared power to vote or to direct vote: 447,020
             c.  Sole power to dispose or to direct the disposition: -0-
             d.  Shared power to dispose or to direct the disposition: 447,020

         3. To the best knowledge of KPCB VI Associates, none of KPCB VI Associates, KPCB VI, KPCB Founders Fund or the persons listed on Exhibit B hereto has effected any transactions in the Shares during the 60 days prior to February 2, 1996.

         4. KPCB VI Associates is the general partner of Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership and of KPCB VI Founders Fund, L.P., a California limited partnership. Brook H. Byers, E. Floyd Kvamme, L. John Doerr, Vinod Khosla, Joseph S. Lacob, Bernard Lacroute and James
P. Lally are the general partners of KPCB VI Associates and therefore have the power to direct the affairs of KPCB VI Associates, including decisions respecting the disposition of the proceeds from the sale of the Shares. Under certain circumstances set forth in the limited partnership agreements of KPCB VI, KPCB Founders Fund and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of Shares of Common Stock of Edmark Corporation owned by each such entity.

         5.  Not applicable.

      B. Brook H. Byers

         1.  Aggregate number of Shares owned: 447,020
             Percentage: 6.8%
         2.  a.  Sole power to vote or to direct vote: -0-
             b.  Shared power to vote or to direct vote: 447,020
             c.  Sole power to dispose or to direct the disposition: -0-
             d.  Shared power to dispose or to direct the disposition: 447,020
         3.  See Item 5A(c) above.
         4.  See Item 5A(d) above.
         5.  Not applicable.

      C. E.  Floyd Kvamme

         1.  Aggregate number of Shares owned: 447,020
             Percentage: 6.8%
         2.  a.  Sole power to vote or to direct vote: -0-
             b.  Shared power to vote or to direct vote: 447,020
             c.  Sole power to dispose or to direct the disposition: -0-
             d.  Shared power to dispose or to direct the disposition: 447,020
         3.  See Item 5A(c) above.
         4.  See Item 5A(d) above.
         5.  Not applicable.

         D.  L. John Doerr

         1.  Aggregate number of Shares owned: 447,020
             Percentage: 6.8%
         2.  a.  Sole power to vote or to direct vote: -0-
             b.  Shared power to vote or to direct vote: 447,020
             c.  Sole power to dispose or to direct the disposition: -0-
             d.  Shared power to dispose or to direct the disposition: 447,020
         3.  See Item 5A(c) above.
         4.  See Item 5A(d) above.
         5.  Not applicable.

         E.  Joseph S. Lacob

         1.  Aggregate number of Shares owned: 447,020
             Percentage: 6.8%
         2.  a.  Sole power to vote or to direct vote: -0-
             b.  Shared power to vote or to direct vote: 447,020
             c.  Sole power to dispose or to direct the disposition: -0-
             d.  Shared power to dispose or to direct the disposition: 447,020
         3.  See Item 5A(c) above.
         4.  See Item 5A(d) above.
         5.  Not applicable.

         F.  Vinod Khosla

         1.  Aggregate number of Shares owned: 447,020
             Percentage: 6.8%
         2.  a.  Sole power to vote or to direct vote: -0-
             b.  Shared power to vote or to direct vote: 447,020
             c.  Sole power to dispose or to direct the disposition: -0-
             d.  Shared power to dispose or to direct the disposition: 447,020
         3.  See Item 5A(c) above.
         4.  See Item 5A(d) above.
         5.  Not applicable.

         G.  Bernard Lacroute

         1.  Aggregate number of Shares owned: 447,020
             Percentage: 6.8%
         2.  a.  Sole power to vote or to direct vote: -0-
             b.  Shared power to vote or to direct vote: 447,020
             c.  Sole power to dispose or to direct the disposition: -0-
             d.  Shared power to dispose or to direct the disposition: 447,020
         3.  See Item 5A(c) above.
         4.  See Item 5A(d) above.
         5.  Not applicable.

         H.  James P. Lally

         1.  Aggregate number of Shares owned: 447,020
             Percentage: 6.8%
         2.  a.  Sole power to vote or to direct vote: -0-
             b.  Shared power to vote or to direct vote: 447,020
             c.  Sole power to dispose or to direct the disposition: -0-
             d.  Shared power to dispose or to direct the disposition: 447,020
         3.  See Item 5A(c) above.
         4.  See Item 5A(d) above.
         5.  Not applicable.

         I. Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership

         1.  Aggregate number of Shares owned: 387,566
             Percentage: 5.9%
         2.  a.  Sole power to vote or to direct vote: -0-
             b.  Shared power to vote or to direct vote: 387,566
             c.  Sole power to dispose or to direct the disposition: -0-
             d.  Shared power to dispose or to direct the disposition: 387,566
         3.  See Item 5A(c) above.
         4.  See Item 5A(d) above.
         5.  Not applicable.

         J.  KPCB VI Founders Fund, L.P., a California limited partnership

         1.  Aggregate number of Shares owned: 59,454
             Percentage: 0.90%
         2.  a.  Sole power to vote or to direct vote: -0-
             b.  Shared power to vote or to direct vote: 59,454
             c.  Sole power to dispose or to direct the disposition: -0-
             d.  Shared power to dispose or to direct the disposition: 59,454
         3.  See Item 5A(c) above.
         4.  See Item 5A(d) above.
         5.  Not applicable.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS

         Exhibit A:  Agreement of Joint Filing

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 1996

                                                KPCB VI ASSOCIATES, L.P.,
                                                A CALIFORNIA LIMITED PARTNERSHIP


                                               By:  /s/ Brook H. Byers
                                                  --------------------
                                                  A General Partner


                                               BROOK H. BYERS
                                               E. FLOYD KVAMME
                                               L. JOHN DOERR
                                               JOSEPH S. LACOB
                                               JAMES P. LALLY
                                               VINOD KHOSLA
                                               BERNARD LACROUTE


                                               By:  /s/ Michael S. Curry
                                                  ----------------------
                                                  Michael S. Curry
                                                  Attorney-in-Fact

                                       KLEINER PERKINS CAUFIELD & BYERS VI, L.P.
                                       A CALIFORNIA LIMITED PARTNERSHIP

                                       By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                       By:  /s/ Brook H. Byers
                                          --------------------
                                          A General Partner


                                       KPCB VI FOUNDERS FUND, L.P.,
                                       A CALIFORNIA LIMITED PARTNERSHIP

                                       By KPCB VI Associates, L.P. a California limited partnership, its General Partner


                                       By:  /s/ Brook H. Byers
                                          --------------------
                                          A General Partner

                                  EXHIBIT INDEX


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page

Exhibit A: Agreement of Joint Filing                          19

                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act the statement dated February 2, 1996, containing the information required by Schedule 13D, for the 447,020 Shares of the Common Stock of Edmark Corporation, held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership and KPCB VI Founders Fund, L.P., a California limited partnership.

Date:  February 14, 1996

                               KPCB VI ASSOCIATES, L.P., A
                               CALIFORNIA LIMITED PARTNERSHIP


                               By:  /s/ Brook H. Byers
                                  --------------------
                                  A General Partner


                               BROOK H. BYERS
                               E. FLOYD KVAMME
                               L. JOHN DOERR
                               JOSEPH S. LACOB
                               JAMES P. LALLY
                               VINOD KHOSLA
                               BERNARD LACROUTE


                               By:  /s/ Michael S. Curry
                                  ----------------------
                                  Michael S. Curry
                                  Attorney-in-Fact


                               KLEINER PERKINS CAUFIELD & BYERS VI, L.P.
                               A CALIFORNIA LIMITED PARTNERSHIP

                               By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                               By:  /s/  Brook H. Byers
                                  ---------------------
                                  A General Partner

                               KPCB VI FOUNDERS FUND, L.P.,
                               A CALIFORNIA LIMITED PARTNERSHIP

                               By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                               By:  /s/ Brook H. Byers
                                  --------------------
                                  A General Partner